EXHIBIT 99.1
For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Chief Financial Officer	Vice President
Chico’s FAS, Inc.	Investor and Community Relations
(239) 274-4105	Chico’s FAS, Inc.
(239) 274-4797
Chico’s FAS, Inc. Reports Record April Sales
•	April Sales Up 18.6% Over April Last Year

•	April Comparable Store Sales Increase 5.4%
     Fort Myers, FL - May 4, 2006 - Chico’s FAS, Inc. (NYSE: CHS) today reported April sales results for the four-week period ended April 29, 2006, increased 18.6% to $136.0 million from $114.7 million reported for the prior year’s four-week period ended April 30, 2005. Comparable store sales for the Company-owned stores increased 5.4% for the four-week period ended April 29, 2006, compared to the same four-week period last year.
     Total sales for the first quarter ended April 29, 2006, increased 19.8% to $392 million from $327 million for the same period a year ago. Comparable store sales for the Company-owned stores increased 6.6% for the thirteen-week period compared to the same thirteen-week period last year.
     Scott A. Edmonds, President and CEO, commented, “Although on an overall chain-wide basis same store sales continued to be in the mid single digit range in April and in the first quarter of fiscal 2006, largely as a result of the performance of our WH|BM brand, we are somewhat disappointed with our performance at the Chico’s brand for these periods. While our low single digit positive same store sales for Chico’s may seem acceptable after nine consecutive years of double digit increases, we certainly think we can do better. We’ve taken a hard look at the quarter and we believe we have identified several merchandise misses within the Chico’s brand that contributed to a performance that was below our expectations. During the month and quarter, we probably needed more color, certain additional novelty products, and some specially targeted offerings for our Chico’s brand cold weather stores which experienced significantly lower same store sales results than did the warm weather stores. We think we have addressed most of these issues going forward and thus continue to believe that the core Chico’s brand should be able to deliver a mid single digit same store sales increase for the balance of the year.”
     Mr. Edmonds continued, “Although the Chico’s brand same store sales were not up to our expectations, the Chico’s brand gross margin actually exceeded our expectations and this, coupled with the strong mid 30% same store sales performance of the WH|BM brand, means that the first quarter should be in the range of a strong $.28 or low $.29 cents earnings per share. This range takes into account the impact of the required expensing of our options which we estimate will have had the effect of reducing our earnings by approximately $.02 cents per share.”

     The Company is a specialty retailer of private label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 796 women’s specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, Soma by Chico’s and Fitigues names. The Company owns 508 Chico’s front-line stores, 31 Chico’s outlet stores, 205 White House | Black Market front-line stores, 8 White House | Black Market outlet stores, 19 Soma by Chico’s stores, 11 Fitigues front-line stores and 1 Fitigues outlet store; franchisees own and operate 13 Chico’s stores.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section